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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
13 November 2001



PERKINELMER COMPLETES ACQUISITION OF PACKARD BIOSCIENCE

- STRENGTHENS POSITION AS A LEADING GLOBAL PROVIDER OF DRUG DISCOVERY TOOLS
- ADDS AUTOMATED LIQUID HANDLING, SAMPLE PREPARATION AND BIOCHIP TECHNOLOGIES


BOSTON - PerkinElmer, Inc. (NYSE:PKI), a leading provider of life sciences solutions, today successfully completed its acquisition of Packard BioScience Company, a global leader in drug discovery tools. The acquisition extends PerkinElmer's capabilities in automated liquid handling and sample preparation, and strengthens the company's position as a global provider of comprehensive drug discovery solutions.

Packard BioScience will be integrated with PerkinElmer's Life Sciences business, under the leadership of John J. Engel, president of Life Sciences and executive vice president of PerkinElmer, Inc. Dr. Frank Witney, formerly president of Packard BioScience, has been appointed as president of Drug Discovery, reporting to Engel.

 "Packard's strength in liquid handling and automated sample preparation products, combined with PerkinElmer's instrumentation and reagent depth, will allow us to offer the full spectrum of drug discovery tools," said Engel. "The combined company will be well-positioned to address the emerging biochip and microarray markets with their combined technologies, including consumables, instrumentation and informatics software."

FACTORS AFFECTING FUTURE PERFORMANCE

This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: a downturn in our customers' markets or in general economic conditions; our failure to introduce new products in a timely manner;

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economic, political and other risks associated with international sales and operations; difficulties integrating technologies, operations and personnel of recent acquisitions; competition from third parties, including pricing pressure; governmental regulation; and our level of debt and the possible incurrence of additional debt in the future. These and other important factors that may affect our actual results are discussed in detail in the "Management's Discussion and Analysis" section of our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission, which discussion is expressly incorporated by reference in this press release.

PerkinElmer, Inc. reported annual revenues of $1.7 billion in 2000. The high technology company, based in Boston, Massachusetts, operates in four businesses
- Life Sciences, Optoelectronics, Instruments, and Fluid Sciences. The company has operations in over 125 countries, and is a component of the S&P 500 Index. Additional information is available at www.perkinelmer.com or at 1-877-PKI-NYSE.


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For further information:

Investor Contact:                            Media Contact:

Diane J. Basile, PerkinElmer, Inc.           Kevin Lorenc, PerkinElmer, Inc.
(781) 431-4306                               (781) 431-4111